CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our report dated April 3, 2008, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-46490 and 811-6604) of Dreyfus BASIC Money Market Fund, Inc.

ERNST & YOUNG LLP

New York, New York
June 23, 2008